                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

INFINEON TECHNOLOGIES AG AND SUBSIDIARIES


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(IN MILLIONS, EXCEPT RATIO AMOUNTS)
--------------------------------------------------------------------------------

                                                                                     FOR THE YEARS ENDED SEPTEMBER 30,
                                                                  -----------------------------------------------------------------
                                                                    1997          1998        1999           2000          2001
                                                                  -----------------------------------------------------------------
EARNINGS (LOSSES) BEFORE FIXED CHARGES
Pre-tax income (loss) before adjustment for minority interests
  or income or loss from equity investees                         E  (134)     E(1,530)       E    (3)    E 1,589      E(1,061)
Total fixed charges                                                    53           94             43          47          129
Share of income (loss) of 50% owned entities                          (67)        (172)           (12)         11           13
Distributed income of equity investees                               --           --             --             1            4
Amortization of capitalized interest                                 --           --             --          --              2
Less: Interest capitalized                                           --           --             --            (3)         (27)
      Equity in losses of less than 50% owned companies for which
         the registrant guarantees debt                               (53)        (158)          --          --           --
                                                                  ------------------------------------------------------------
Total earnings (losses) before fixed charges                      E  (201)     E(1,766)       E    28     E 1,645      E  (940)
                                                                  ------------------------------------------------------------

FIXED CHARGES
Interest expensed                                                 E  --        E    53        E  --       E  --        E    42
Interest capitalized                                                 --           --             --             3           27
Estimate of the interest within rental expense                         53           41             43          44           60
                                                                  -------      -------        -------     -------      -------
Total fixed charges                                               E    53      E    94        E    43     E    47      E   129
                                                                  =======      =======        =======     =======      =======

RATIO OF EARNINGS TO FIXED CHARGES                                   --           --             --         35.00x        --
                                                                  =======      =======        =======     =======      =======

DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES           E   254      E 1,860        E    15     E  --        E 1,069
                                                                  =======      =======        =======     =======      =======